Exhibit 10.14

SEPARATION AGREEMENT AND

GENERAL RELEASE OF ALL CLAIMS

THIS is a SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS (“Agreement”) by and between David L. Thomas (“Executive”) and LCA-Vision, Inc. (“LCA”).

Executive and LCA are parties to an Agreement dated June 26, 2008 (the “Employment Agreement”).

In consideration of the mutual promises and releases contained herein and in the Employment Agreement, the sufficiency of which is hereby acknowledged, Executive and LCA agree as follows:

1. Executive’s employment with LCA will terminate, permanently and for all purposes, on December 31, 2012. For purposes of Section 6 of the Employment Agreement, the termination shall be treated as a termination by LCA under the fifth sentence of Section 6(a) of the Employment Agreement, subject to the following modifications:

(a)	Executive will receive continuation of his base salary at the annual rate of $314,150 for 15 months from December 31, 2012, rather than 12 months as provided in the Employment Agreement.

(b)	Executive will receive continuation of health, dental and vision benefits for an 18-month period from December 31, 2012, rather than 12 months as provided in the Employment Agreement, with premiums charged to Executive at active employee rates and subject to the limitation provided in the penultimate sentence of Section 6(a) of the Employment Agreement.

(c)	LCA will continue Executive’s tuition reimbursement benefit through December 31, 2013, subject to a maximum benefit of $8,000.

(d)	After December 31, 2012, Executive will advise LCA from time to time as requested by LCA (with due consideration for Executive’s other commitments) with respect to matters which he supervised while employed by LCA, including without limitation the Houston litigation and personnel matters relating to the Denver center. LCA will reimburse Executive for all reasonable travel expenses he incurs in connection therewith.

(e)	Executive shall receive the payments or Share Awards provided for in subsections (iii-vi) of the fifth sentence of Section 6(a).

2. In exchange for the consideration described herein, to which Executive agrees he would not be entitled but for this Agreement and which is paid solely in consideration for a release and waiver of all claims, Executive, on behalf of himself and any heirs, assigns, attorneys, executors, and/or administrators, hereby covenants not to sue and fully, finally, and forever releases LCA and all of its present and past parents, subsidiaries, affiliates, successors, partners, directors, officers, stockholders, benefit plans and administrators, employees, attorneys, agents, and related entities (collectively the “Releasees”) from any and all rights, claims, and causes of action under federal, state, or local law, including, but not limited to, any and all claims or rights under any law, statute, ordinance, rule, or regulation, the common law, the Ohio Fair Employment Practices Act, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, as amended, the Employee Retirement Income Security Act, as amended, the Americans with Disabilities Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act, and any and all claims of discrimination, retaliation, wrongful discharge, attorney fees, promissory estoppel, breach of contract, or tort, which have been or could have been raised by Executive against any of the Releasees through the Effective Date of this Agreement, provided such covenant and release shall not apply to (A) LCA’s obligations to Executive pursuant to Section 6 of the Employment Agreement (as modified by this Agreement); (B) Executive’s rights to any benefits under any retirement plan of LCA that is intended to be qualified under Section 401(a) of the Internal Revenue Code; (C) rights of Executive to the extent insured under any policy of insurance maintained by LCA which relate to occurrences prior to the effective date of termination; (D) rights of Executive to be indemnified to the maximum extent permitted by law for any claim to which Executive may become subject as a result of having served as an officer or employee of LCA or any of its affiliates; and (E) rights Executive may have with respect to stock or equity interests or options with respect to LCA.

3. The parties understand that this Agreement does not constitute an admission by either party of any violation of law.

4. This Agreement shall be governed by the laws of the State of Ohio, without regard to that state’s principles regarding conflicts of laws.

5. Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect.

6. This Agreement and the Employment Agreement contain the entire agreement and understanding between Executive and the Releasees, and any earlier agreements or understandings are no longer of any force or effect.

7. Executive is advised to consult with an attorney before signing this Agreement. Executive has 21 calendar days within which to consider all terms and conditions of this Agreement. Executive may waive this 21-day period by executing the Agreement earlier. Executive shall have the right to revoke this Agreement for a period of seven days following his execution of this Agreement. Any revocation must be in writing and delivered to the Chairman of the Board or the General Counsel of LCA at its current executive offices before the expiration of the seventh day. The Effective Date of this Agreement shall be the eighth day after Executive signs it, provided that he does not revoke it during the seven-day revocation period.

8. Executive agrees that this Agreement is written in a manner he can understand. Executive acknowledges that he has carefully reviewed all of the terms and conditions of this Agreement, that he had a reasonable period of time to consider it, that he fully understands the terms and conditions of this Agreement, and that he freely, voluntarily, and knowingly enters into it without any coercion or undue influence.

LCA-Vision, Inc.

/s/ David L. Thomas	By:	/s/ E. Anthony Woods
David L. Thomas		E. Anthony Woods Chairman of the Board

Date: 12/31/12	Date: 12/31/12